EXHIBIT 99.1

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [•], 2014 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE SUBSCRIPTION AGENT, BY CALLING (855) 793-5068.

FORM OF INSTRUCTIONS AS TO USE OF ACCELERATE DIAGNOSTICS, INC.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AND INFORMATION AGENT,

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Accelerate Diagnostics, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), to the stockholders of its common stock, par value $0.001 per share, as described in the prospectus dated [•], 2014 (the “Prospectus”). Holders of our common stock as of 5:00 p.m., New York City time, on March 14, 2014 (the “Record Date”) are receiving, at no charge, [•] non-transferable subscription rights for each share of common stock owned as of that date. The total number of shares of our common stock available to all of our stockholders as a group upon exercise of the subscription rights is [•].

The subscription rights give our stockholders the opportunity to purchase our common stock for $[•] per full share. Each subscription right includes a subscription privilege. Under the subscription privilege, for each share of common stock that you own as of the Record Date, you will be entitled to purchase [•] shares of common stock at the subscription price of $[•] per full share.

Fractional shares of common stock resulting from the exercise of the subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

You are not required to exercise any or all of your subscription rights.

If any subscription rights remain unexercised after the expiration of the rights offering, the Jack W. Schuler Living Trust (the “Schuler Trust”) and the Schuler Family Foundation (the “Schuler Foundation” and, together with the Schuler Trust, the “Standby Purchasers”) have agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of common stock not subscribed for by the Company’s stockholders pursuant to the exercise of their subscription privileges. The trustee of the Schuler Trust and the President of the Schuler Foundation is Jack Schuler, who is a director of the Company. No fees or other consideration will be paid by the Company to the Standby Purchasers in exchange for their commitment to purchase any and all unsubscribed shares of common Stock following the rights offering.

The shares issued upon exercise of the subscription rights will be delivered as soon as practicable after the expiration time of the rights offering, which is at 5:00 p.m., New York City time, on [•], 2014 (the “Expiration Time”), and after all pro rata allocations and adjustments have been completed.

You must properly complete the enclosed Non-Transferable Subscription Rights Certificate and deliver it, along with the full subscription price, to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., before the Expiration Time. If you send your Non-Transferable Subscription Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.

The subscription rights will expire after the Expiration Time. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your Non-Transferable Subscription Rights Certificate(s) or your subscription payment after that time, regardless of when the Non-Transferable Subscription Rights Certificate(s) and subscription payment were sent. See “The Rights Offering—Expiration Time and Date; Closing; Amendments” in the Prospectus.

If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other stockholders in the rights offering and/or by the Standby Purchasers. Your percentage ownership of our voting stock may also decrease if you do not exercise your subscription privilege in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

If you have any questions concerning the rights offering, please contact the subscription agent, Broadridge Corporate Issuer Solutions, Inc., 1981 Marcus Avenue, Suite 100, Lake Success, NY 11042, by telephone at (855) 793-5068 (toll-free).

YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION PRIVILEGE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Subscription Rights.

To exercise your subscription rights, complete your Non-Transferable Subscription Rights Certificate and send the properly completed and executed Non-Transferable Subscription Rights Certificate evidencing such subscription rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege to the subscription agent, on or prior to the Expiration Time. Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in United States dollars for the full number of shares of common stock being subscribed for, by cashier’s or certified check drawn upon a United States bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Accelerate Diagnostics, Inc.)”, and sent to the applicable address below:

If delivering by hand or overnight courier:	If delivering by first class mail:

Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
Attention: Reorganization Department	Attention: Reorganization Department
1981 Marcus Avenue, Suite 100	P.O. Box 1317
Lake Success, NY 11042	Brentwood, NY 11717-0693

Delivery to an address or by a method other than those above will not constitute valid delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Non-Transferable Subscription Rights Certificate on your behalf.

If you do not indicate the number of subscription rights being exercised, or if you do not forward the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. Any excess subscription payments received by the subscription agent will be returned to you by mail, without interest, as soon as practicable after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Fractional shares of our common stock resulting from the exercise of the subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Non-Transferable Subscription Rights Certificate, unless you provide instructions to the contrary in your Non-Transferable Subscription Rights Certificate.

(a)	Subscription Privilege. As soon as practicable following the Expiration Time and the valid exercise of the subscription rights, the subscription agent will mail to each exercising subscription rights holder certificates representing shares of common stock purchased pursuant to the subscription privilege.

(b)	Excess Cash Payments. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the subscription price will be mailed by the subscription agent to each subscription rights holder, without interest.

3.	No Sale or Transfer of Subscription Rights.

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a)	Execution by Registered Holder. The signature on the Non-Transferable Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Non-Transferable Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Non-Transferable Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b)	Execution by Person Other than Registered Holder. If the Non-Transferable Subscription Rights Certificate is executed by a person other than the holder named on the face of the Non-Transferable Subscription Rights Certificate, proper evidence of authority of the person executing the Non-Transferable Subscription Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c)	Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Non-Transferable Subscription Rights Certificates and payment of the subscription price to the subscription agent will be at the election and risk of the subscription rights holder.

6.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of subscription rights that are held of record through The Depository Trust Company (“DTC”), exercises of the subscription privilege may be effected by instructing DTC to transfer the subscription rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised pursuant to the subscription privilege by each beneficial owner of the subscription rights on whose behalf such nominee is acting, and payment of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege.